GAIN Capital Announces Monthly Metrics for June 2019

BEDMINSTER, N.J., July 9, 2019/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of June 2019.

	Jun-19	May-19	Jun-18	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$137.7	$180.3	$213.9	(23.6)%	(35.6)%
OTC Average Daily Volume	$6.9	$7.8	$10.2	(11.5)%	(32.4)%
12 Month Trailing Active OTC Accounts(2)	118,320	119,020	130,018	(0.6)%	(9.0)%
3 Month Trailing Active OTC Accounts(2)	69,556	69,858	76,654	(0.4)%	(9.3)%

Futures Segment
Number of Futures Contracts	659,220	796,899	625,260	(17.3)%	5.4%
Futures Average Daily Contracts	32,961	36,223	29,774	(9.0)%	10.7%
12 Month Trailing Active Futures Accounts(2)	7,406	7,404	7,881	—%	(6.0)%
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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period.

Management Commentary
“During the second quarter, pockets of volatility in the British Pound and Indices helped improve revenue capture in our Retail business to approximately $130 per million, increasing the trailing twelve-month metric by 6% to $110. In addition, our Futures business experienced its second highest average daily contracts this year, up 11% over the prior year, with revenue per contract for the quarter of approximately $5.15. However, overall volatility and customer trading activity remained quiet during the quarter as we saw a continuation of tightly range-bound markets, with the Eurodollar setting a new consecutive quarterly record for tightest range,” stated Glenn Stevens, CEO of GAIN Capital.

“Our strategic focus on marketing continues to be an effective use of capital to attract new customers with new direct accounts up 75% year-over-year. Sequentially, new direct accounts were up 3% quarter over quarter, from a similar level of marketing spend. With a stable active account base and growing interest from new customers, we feel well positioned to capitalize on increased volatility upon the return of more normal market conditions,” continued Mr. Stevens.

Share Count and Tax Rate Assumption Update
The Company estimates its weighted-average common shares outstanding for the second quarter 2019 to be approximately 37.2 million shares. The forecast tax rate for the half year is estimated to be approximately 15% on a normalized basis.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Forward-Looking Statements

In addition to historical information, this release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 11, 2019, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital's systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com